Exhibit 99.1

Press Release	Source: Energy West, Incorporated

Energy West, Incorporated Completes Sale of Energy West’s Arizona Propane Assets to SemStream, L.P.
Monday, April 2, 2007, 3:30 pm ET

GREAT FALLS, Mont., April 2 /PRNewswire-FirstCall/ — ENERGY WEST, INCORPORATED (Nasdaq: EWST — News), a natural gas, propane and energy marketing company, announced the completion of its sale to SemStream, L.P. of all of its propane assets in the State of Arizona. The assets consist generally of a regulated underground propane gas distribution system serving approximately 8,000 customers in the communities of Payson, Strawberry and Pine, Arizona; and unregulated propane bulk storage and distribution assets utilized in the sale of propane to approximately 2,300 customers in the rural areas adjacent to those communities.

The transaction has now closed, with an effective date of April 1, 2007. The sale price for the assets was $15 million, plus net working capital, which Energy West estimates will result in an addition of approximately $5.7 million to pre-tax income, and an increase of approximately $3.5 million to after tax net income, for the fiscal year ending June 30, 2007.

Dave Cerotzke, Energy West Chief Executive Officer, stated, “We are very pleased to complete the closing of this transaction. This sale is important to Energy West because it will allow us to focus on growth opportunities in natural gas distribution and related businesses.”

Mr. Cerotzke thanked Doug Mann, Vice President of Propane Operations, and Energy West Propane, Inc.’s Arizona employees for their years of loyal service. Mr. Cerotzke also thanked Energy West Propane’s loyal customers.

Safe Harbor Regarding Forward-Looking Statements: Energy West is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Energy West. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “believes” and similar expressions. Specific forward-looking statements contained in this press release include the Company’s estimate that it will report income in specified amounts, on a pre-tax and after-tax basis, from the sale of its Arizona propane assets and operations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to risks associated with contracts accounted for as derivatives, changes in the utility regulatory environment, wholesale and retail competition, weather conditions, litigation risks and various other matters, many of which are beyond Energy West’s control, the risk factors and cautionary statements made in the Company’s public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Energy West expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Energy West’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For additional information or clarification respecting Energy West, please contact: David Cerotzke, President and Chief Executive Officer at 1-406-791-7506.

Our toll-free number is 1-800-570-5688. Our web address is www.energywest.com. Our address is P.O. Box 2229, Great Falls, MT 59403-2229.